Exhibit 99.1

MINE SAFETY DISCLOSURE

The following disclosures are provided pursuant to the Dodd-Frank Act, which requires certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate coal mines regulated under the U.S. Federal Mine Safety and Health Act of 1977 (the Mine Act). Under the Dodd-Frank Act, the SEC is authorized to issue rules and regulations to carry out the purposes of these provisions and has issued its proposed rules on the scope and application of the disclosure requirements. While the company believes the following disclosures meet the requirements of the Dodd-Frank Act, it is possible that any final rules by the SEC will require disclosures to be presented in a form that differs from the following.

Mine Safety Information. Whenever the Mine Safety and Health Administration (MSHA) believes that a violation of the Mine Act, any health or safety standard, or any regulation has occurred, it may issue a citation which describes the violation and fixes a time within which the operator must abate the violation. In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order removing miners from the area of the mine affected by the condition until hazards are corrected. Whenever MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the violation, that the operator is ordered to pay. Citations and orders can be contested and appealed, and as part of that process, are often reduced in severity and amount, and are sometimes dismissed. The number of citations, orders and proposed assessments vary depending on the size and type (underground or surface) of the mine as well as by the MSHA inspector(s) assigned to that mine.

Additional information follows about MSHA references used in the table below.

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Section 104(a) Significant and Substantial Citations: The total number of citations received from MSHA under section 104(a) of the Mine Act, for violations of health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard if left unabated.

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Section 104(b) Orders: The total number of orders issued by MSHA under section 104(b) of the Mine Act, which represents a failure to abate a citation under section 104(a) within the period of time prescribed by MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines that the violation has been abated.

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Section 104(d) Citations and Orders: The total number of citations and orders issued by MSHA under section 104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards.

•	Section 110(b)(2) Violations: The total number of flagrant violations issued by MSHA under section 110 (b)(2) of the Mine Act.

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Section 107(a) Orders: The total number of orders issued by MSHA under section 107(a) of the Mine Act for situations in which MSHA determined an imminent danger existed and resulted in orders of immediate withdrawal from the area of the mine affected by the condition.

Pattern or Potential Pattern of Violations. During the six months ended Jun. 30, 2011, none of the mines operated by TECO Coal received written notice from MSHA of (a) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal mine health or safety hazards under section 104(e) of the Mine Act or (b) the potential to have such a pattern.

Pending Legal Actions. The Federal Mine Safety and Health Review Commission (the Commission) is an independent adjudicative agency that provides administrative trial and appellate review of legal disputes arising under the Mine Act. These cases may involve, among other questions, challenges by operators to citations, orders and penalties they have received from MSHA, or complaints of discrimination by miners under Section 105 of the Mine Act. Each legal action is assigned a docket number by the Commission and may have as its subject matter one or more citations, orders, penalties or complaints.

The following is a brief description of the types of legal actions that may be brought before the Commission.

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Contests of Citations and Orders – A contest proceeding may be filed with the Commission by operators, miners or miners’ representatives to challenge the issuance of a citation or order issued by MSHA.

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Contests of Proposed Penalties (Petitions for Assessment of Penalties) – A contest of a proposed penalty is an administrative proceeding before the Commission challenging a civil penalty that MSHA has proposed for the violation contained in a citation or order.

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Complaints for Compensation – A complaint for compensation may be filed with the Commission by miners entitled to compensation when a mine is closed by certain withdrawal orders issued by MSHA. The purpose of the proceeding is to determine the amount of compensation, if any, due miners idled by the orders.

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Complaints of Discharge, Discrimination or Interference – A discrimination proceeding is a case that involves a miner’s allegation that he or she has suffered a wrong by the operator because he or she engaged in some type of activity protected under the Mine Act, such as making a safety complaint.

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Temporary Reinstatement Proceedings – Temporary reinstatement proceedings involve cases in which a miner has filed a complaint with MSHA stating he or she has suffered discrimination and the miner has lost his or her position.

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Emergency Response Plan (ERP) Dispute Proceedings – ERP dispute proceedings are cases brought before the Commission when an operator is issued a citation because it has not agreed to include a certain provision in its ERP.

	For the three months ended Jun. 30, 2011(1)
Mine ID #	Section 104(a) Citations (2)	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Proposed MSHA Assessments (in thousands) (3)	Fatalities
Clintwood Elkhorn
15-16734	3	0	0	0	0	$1.2	0
15-18524	0	0	0	0	0	0.0	0
15-19111	0	0	0	0	0	0.0	0
15-19396	3	0	0	0	0	1.8	0
40-07199	0	0	0	0	0	0.0	0
44-03010	7	0	0	0	0	0.0	0
44-07108	5	0	0	0	0	0.0	0

Mine Complex Totals	18	0	0	0	0	$3.0	0
Perry County
15-05485	10	0	0	0	0	$0.0	0
15-18565	21	0	2	0	0	20.0	0
15-18662	36	0	0	0	0	42.8	0
15-19015	51	1	2	0	0	59.6	0
15-19364	0	0	0	0	0	0.0	0

Mine Complex Totals	118	1	4	0	0	$122.4	0
Premier Elkhorn
15-16470	1	0	0	0	0	$0.9	0
15-17360	0	0	0	0	0	0.1	0
15-18784	0	0	0	0	0	0.0	0
15-18823	0	0	0	0	0	0.0	0
15-18946	0	0	0	0	0	0.0	0
15-19411	0	0	0	0	0	0.0	0

Mine Complex Totals	1	0	0	0	0	$1.0	0

Grand Totals	137	1	4	0	0	$126.4	0

	For the six months ended Jun. 30, 2011(1)
Mine ID #	Section 104(a) Citations (4)	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Proposed MSHA Assessments (in thousands) (3)	Fatalities	Pending Legal Actions (6)
Clintwood Elkhorn
15-16734	16	0	3	0	0	$114.9	0	12
15-18524	0	0	0	0	0	0.0	0	0
15-19111	0	0	0	0	0	0.0	0	0
15-19396	3	0	0	0	0	1.7	0	0
40-07199	3	0	0	0	0	13.5	0	4
44-03010	9	0	0	0	0	1.9	0	4
44-07108	10	0	0	0	0	5.5	0	1

Mine Complex Totals	41	0	3	0	0	$137.5	0	21
Perry County
15-05485	37	0	0	0	0	$11.4	0	25
15-18565	36	0	2	0	0	47.3	0	21
15-18662	73	0	2	0	0	139.4	0	54
15-19015	71	1	3	0	0	107.0	0	119
15-19364	0	0	0	0	0	0.0	0	0

Mine Complex Totals	217	1	7	0	0	$305.1	0	219
Premier Elkhorn
15-16470	1	0	0	0	0	$1.0	0	20
15-17360	0	0	0	0	0	0.0	0	7
15-18370 (5)	0	0	0	0	0	15.7	0	2
15-18784	0	0	0	0	0	0.5	0	34
15-18823	1	0	0	0	0	1.2	0	6
15-18946	1	0	0	0	0	0.4	0	14
15-19411	1	0	0	0	0	0.5	0	0

Mine Complex Totals	4	0	0	0	0	$19.3	0	83

Grand Totals	262	1	10	0	0	$461.9	0	323

1)	Based on data taken from the MSHA Data Retrieval System as of Jul. 1, 2011.
2)	8 of the Section 104(a) Significant and Substantial Citations were issued to third-party service providers at TECO Coal sites. A number of the remaining Citations are in the process of being contested.
3)	The proposed assessment figures reported herein include amounts assessed to third-party service providers receiving Section 104(a) citations at TECO Coal sites.
4)	34 of the Section 104(a) Significant and Substantial Citations were issued to third-party service providers at TECO Coal sites. A number of the remaining Citations are in the process of being contested.
5)	Mine I.D. #15-18370 was closed in the ordinary course on Aug. 15, 2008.
6)	Any pending legal action before the Federal Mine Safety and Health Review Commission involving such mine, including actions that were initiated prior to the six month period ended Jun. 30, 2011. All such actions were initiated by a TECO Coal mine to contest citations, orders or proposed assessments issued by MSHA involving such mines.